Ex. 99.28(h)(1)(iv)

Third Amendment to
Administration Agreement
Between PPM Funds and
Jackson National Asset Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company (“Administrator”), and PPM Funds, a Massachusetts business trust (“Trust”).

Whereas, the Trust and the Administrator entered into an Administration Agreement effective as of February 15, 2018 (“Agreement”), whereby the Administrator agreed to perform certain administrative services to several separate series of shares (each, a “Fund”) of the Trust, as listed on Schedule A of the Agreement.

Whereas, the Board of Trustees of the Trust (the “Board”) has approved the following new Funds of the Trust (collectively, the “New Funds”), effective November 20, 2019:

1)	PPM Core Fixed Income Fund; and

2)	PPM Investment Grade Credit Fund

Whereas, pursuant to the Board approval of the New Funds, as outlined above, the Parties have agreed to amend the Agreement, effective November 20, 2019, to update Schedule A and Schedule B, as applicable, to add the New Funds and their respective administration fees.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Amended and Restated Schedule A dated November 20, 2019, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Amended and Restated Schedule B dated November 20, 2019, attached hereto.

3.
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Administrator and the Trust have caused this Amendment to be executed, effective November 20, 2019.

PPM Funds		Jackson National Asset Management, LLC

By:	/s/ Mary T. Capasso	By:	/s/ Mark D. Nerud
Name:	Mary T. Capasso	Name:	Mark D. Nerud
Title:	Vice President, Chief Legal Officer, and Assistant Secretary	Title:	President and Chief Executive Officer

Amended and Restated
Schedule A
Dated November 20, 2019

Funds
PPM Core Fixed Income Fund
PPM Core Plus Fixed Income Fund
PPM Floating Rate Income Fund
PPM High Yield Core Fund
PPM Investment Grade Credit Fund
PPM Long Short Credit Fund
PPM Large Cap Value Fund
PPM Mid Cap Value Fund
PPM Small Cap Value Fund

A-1

Amended and Restated
Schedule B
Dated November 20, 2019
Institutional Shares

Funds	Fee
PPM Core Fixed Income Fund	.10%
PPM Core Plus Fixed Income Fund	.10%
PPM Floating Rate Income Fund	.10%
PPM High Yield Core Fund	.10%
PPM Investment Grade Credit Fund	.10%
PPM Long Short Credit Fund	.10%
PPM Large Cap Value Fund	.10%
PPM Mid Cap Value Fund	.10%
PPM Small Cap Value Fund	.10%

B-1